Exhibit 99.6
CONSENT OF J.P. MORGAN SECURITIES INC.
     We hereby consent to (i) the inclusion of our opinion letter dated March 8, 2009 to the Board of Directors of Merck & Co., Inc. (the “Company”) included as Annex B to Amendment No. 1 to the Joint Proxy Statement/Prospectus relating to the proposed merger of SP Merger Subsidiary Two, Inc., a wholly owned subsidiary of Schering-Plough Corporation, with the Company, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.
By:	/s/ Jeffrey A. Stute
	Name:	Jeffrey A. Stute
	Title:	Managing Director

June 15, 2009